EXHIBIT 10.27
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
     This First Amendment to Purchase and Sale Agreement and Escrow Instructions (this “Amendment”) is entered into as of March 13, 2006 by and between Hunter/Storm, LLC, a California limited liability company (“Buyer”), and Palm, Inc., a Delaware corporation (“Seller”).
RECITALS
     A.     Buyer and Seller are parties to that certain Purchase and Sale Agreement and Escrow Instructions dated as of February 2, 2006 (the “Agreement”).
     B.     Buyer and Seller desire to amend the Agreement as set forth in this Amendment.
     Now, therefore, for valuable consideration, receipt of which is hereby acknowledged, Buyer and Seller hereby agree as follows:
     1.     Capitalized Terms. Any capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Agreement.
     2.     Title Review Period. Section 5.1 of the Agreement is hereby amended to provide that Buyer shall have the right to render objections to any matters described on its own Survey (or any update of Seller’s existing Survey) by delivering written notice to Seller on or before March 20, 2006. Seller shall have until 5 p.m. PST on March 30, 2006 to give Buyer: (i) notice that said objections will be removed on or before the Closing Date; or (ii) notice that Seller elects not to cause such objections to be removed. If Seller fails to give notice under clause (i), Seller shall be deemed to have elected not to cause such objections to be removed. If Seller either fails to give Buyer notice under clause (i) or gives Buyer notice under clause (ii), Buyer shall notify Seller prior to the expiration of the Due Diligence Period whether Buyer elects to proceed with the purchase or terminate the Agreement. If Buyer fails to give Seller the Election Notice prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have elected to terminate this Agreement. If Buyer gives Seller the Election Notice prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have elected to proceed with the Agreement and to accept title subject to the Approved Exceptions (as provided in paragraph 5.1.1, excluding, however, any references to exceptions disclosed by the Survey which shall be subject to the terms of this paragraph) and any exception approved pursuant to this paragraph. The term “Approved Exceptions” shall be deemed to include the title exceptions approved pursuant to this paragraph and paragraph 5.1.1 of the Agreement.
     3.     Full Force and Effect. Except as expressly amended by this Amendment, the terms of the Agreement shall remain and continue in full force and effect and are hereby ratified and confirmed in all respects by each of Buyer and Seller. In the event of any conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall govern and control. All references to the “Agreement” in the Agreement shall, from and after the date of this Amendment be deemed to be references to the Agreement as amended by this Amendment. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     In witness whereof, the parties have executed this Amendment as of the date first above written.

SELLER:		SELLER:

Palm, Inc., a Delaware corporation		Hunter/Storm, LLC, a California limited liability company

By:	/s/ ANDREW J. BROWN	By:	/s/ EDWARD D. STORM

Name:	Andrew J. Brown	Name:	Edward D. Storm

Its:	Senior Vice President and Chief Financial Officer	Its:	Managing Member

(Principal Financial and Accounting Officer)

		By:	/s/ DEKE K. HUNTER JR.

		Name:	Deke K. Hunter Jr.

		Its:	Managing Member